Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 (the “Form F-10”) of our auditor’s report dated October 29, 2025 relating to the consolidated financial statements of Cizzle Brands Corporation consisting of the consolidated statements of financial position as at July 31, 2025 and 2024 and the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024.

We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in the Form F-10.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

August 18, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894